World Headquarters 15350 Vickery Drive Houston, TX 77032 Mike Slaughter Vice President Finance 281-618-3428 NEWS RELEASE

FOR IMMEDIATE RELEASE
Tuesday February 27, 2007
EGL, Inc. Reports Fourth Quarter and Full-Year 2006 Results
HOUSTON, February 27, 2007 — EGL, Inc. (NASDAQ: EAGL) today reported net income for the fourth quarter of 2006 of $10.9 million, or $0.27 cents per diluted share. The results compare to fourth quarter 2005 net income of $19.1 million, or $0.47 cents per diluted share. Operating income in the fourth quarter of 2006 was $17.9 million, a decrease of 35% from $27.6 million earned in the fourth quarter a year ago.
For the full year 2006, EGL reported net income of $56.3 million, or $1.38 per diluted share. This compares with 2005 net income of $58.2 million, or $1.22 per diluted share. Operating income for full year 2006 was $96.5 million, an increase of 1% from $95.4 million earned in 2005.
Q4 Financial Highlights:
•	Net revenues increased 3% to $258 million compared with $252 million in the fourth quarter of 2005;

•	Net revenue margin was 30.0% compared with 30.1% in the fourth quarter of 2005.
2006 Full-Year Financial Highlights:
•	Net revenues increased 7% to $1.0 billion compared with $948 million in 2005;

•	Net revenue margin improved to 31.4% compared with 30.6% in 2005.

	Three Months Ended		Year Ended
$ millions (except EPS)	12/31/06	12/31/05	12/31/06	12/31/05
Gross revenues	$861.3	$835.1	$3,217.6	$3,096.5
% change	+ 3%		+ 4%
Net revenues	$258.4	$251.6	$1,010.8	$948.5
% change	+ 3%		+ 7%
Net revenue margin	30.0%	30.1%	31.4%	30.6%

Operating expenses	$240.6	$223.9	$914.3	$853.1

Operating income	$17.9	$27.6	$96.5	$95.4

Net income	$10.9	$19.1	$56.3	$58.2
Diluted EPS	$0.27	$0.47	$1.38	$1.22
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EGL Chief Executive Officer Jim Crane commented, “Our financial performance in the fourth quarter was disappointing, especially given the strong momentum we had earlier in 2006. We generated record revenues in the quarter in spite of industry-wide softness and the decline in revenue per shipment in our domestic freight forwarding operations. We are taking the necessary steps to address the financial performance of our residential delivery business, align our cost structure and continue to focus on delivering superior service to our customers. Although we generated record revenues during 2006, we will remain focused on improving profitability on each shipment and controlling our operating expenses throughout the organization.”
Gross revenues of $861.3 million in the fourth quarter of 2006 increased 3% from the same quarter last year, with increases in airfreight forwarding of 1%, ocean freight forwarding of 1%, and customs brokerage, logistics and other of 11%. Gross revenues outside of North America accounted for 57% of fourth quarter activity and increased 4% over the same quarter last year due to higher volumes in Asia Pacific and Latin America. North America gross revenues accounted for 43% of fourth quarter activity and increased 1% over the same quarter last year.
Net revenues of $258.4 million in the fourth quarter of 2006 increased 3% from the same quarter last year driven by a 14% increase in ocean freight forwarding and a 21% increase in customs brokerage, logistics and other, while airfreight forwarding net revenues decreased 9%. The Company’s fourth quarter net revenue margin decreased to 30.0% compared with 30.1% in the same quarter last year.
Airfreight net revenues of $137.8 million decreased 9% from the same quarter last year. The fourth quarter 2006 results were impacted by a $5.4 million decline in domestic airfreight net revenues to $48.7 million compared with $54.1 million in 2005. The decrease was due to a decline in net revenue per shipment at the Company’s domestic freight forwarding division due to a greater portion of deferred, as opposed to expedited, ground and residential shipments during the traditional peak shipping season. For the quarter, total domestic shipments increased approximately eight percent over the fourth quarter of 2005. The fourth quarter results were also impacted by lower than expected international airfreight volumes.
Total operating expenses increased $16.6 million in the fourth quarter of 2006 to $240.6 million compared to $224.0 million in the same quarter last year. Of the $16.6 million increase in total operating expenses, $12.5 million ($6.0 million of increased personnel costs and $6.5 million of other selling, general and administrative expenses) was attributable to new domestic logistics contracts implemented in the third quarter of 2006. An increase in logistics revenues in the fourth quarter attributable to the new domestic logistics contracts more than offset $12.5 million increased operating expenses.
As part of its annual goodwill and indefinite-lived intangible asset impairment analysis, the Company concluded that the carrying value of the net assets assigned to its South America operating segment exceeded the fair value of the reporting unit and determined $3.8 million ($0.09 cents per diluted share) of goodwill for the segment was impaired. This impairment expense is included in operating expenses.
Fourth quarter 2006 items impacting operating expenses include the following:
•	South America goodwill impairment — $3.8 million pre-tax ($0.09 cents per diluted share)

•	Reserve for vacated facility in United Kingdom — $1.4 million pre-tax ($0.02 cents per diluted share)

•	Other expenses — $2.9 million pre-tax ($0.05 cents per diluted share)

•	Gain on facility sale in the United Kingdom — $3.9 million pre-tax ($0.07 cents per diluted share)
Non-operating expense in the fourth quarter of 2006 was $0.7 million compared with non-operating income of $2.9 million in the same quarter last year. The change was primarily due to the fourth quarter 2005 gain of $4.0 million from the release of escrow funds related to the sale of the Company’s interest in TDS.
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As of January 1, 2006 the Company adopted SFAS 123R, using the modified prospective method for calculating expense on share-based compensation. Adoption of SFAS 123R reduced net income for the year by $0.09 cents per share, and operating income by $5.8 million for the year. Under this method, prior period results are not restated.
Cash Position
EGL closed the quarter with $141 million in cash, restricted cash and short-term investments and total debt of $170 million. Full year 2006 cash flow from operating activities was $75 million compared to $96 million of operating income for 2006. Capital expenditures for full year 2006 were $48 million compared with $41 million for 2005. Capital expenditures for 2006 and 2005 include $2.4 million and $0.7 million related to capitalized interest costs.
Earnings Conference Call
EGL, Inc. will host a conference call for shareholders and the investing community on February 28, 2007 at 11 a.m. Eastern time (8 a.m. Pacific) to review results for the fourth quarter ended December 31, 2006. The call can be accessed by dialing (719) 457-2657, access code 1145649 and is expected to last approximately 60 minutes. Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live web cast on the Company’s website, www.eaglegl.com, on the Investor Relations page. An audio replay will be available until Wednesday, March 14, 2007 at (719) 457-0820, access code 1145649.

Founded in 1984, Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics. EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2006 revenues of $3.2 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company’s shares are traded on the NASDAQ Global Select Market under the symbol “EAGL”.

CAUTIONARY STATEMENTS
The statements in this press release (and statements in the conference call referred to above) regarding outlook, diluted earnings per share, effective tax rate, future results, capital expenditure levels, growth opportunities, financial performance, cost structure, yield improvement, increased efficiencies, improvements in operating and financial systems, effective tax rates, our ability to pass-through fuel costs, expected insurance recoveries, stock repurchases, the results of government investigations and other statements that are not historical facts, are forward looking statements. These statements involve risks and uncertainties including, but not limited to, market conditions, the Company’s financial results and performance, our ability to manage and continue growth, risks associated with operating in international markets, events impacting the volume of international trade, our ability to comply with rules relating to the performance of U.S. government contracts, fuel shortages and price volatility of fuel, seasonal trends in our business, currency devaluations and fluctuations in foreign markets, our effective income tax rate, our ability to upgrade our information technology systems, protecting our intellectual property rights, heightened global security measures, availability of cargo space, increases in the prices charged by our suppliers, competition in the freight industry and our ability to maintain market share, material weaknesses within our internal controls, control by and dependence on our founder, liability for loss or damage to goods, the results of litigation, exposure to fines and penalties if our owner/operators are deemed to be employees, failure to comply with environmental, health and safety, and criminal laws and regulations and governmental permit and licensing requirements, laws and regulations that decrease our ability to change our charter and bylaws, the impact of goodwill impairments, the successful deployment of our global IT infrastructure, estimated expenses associated with stock option practices and other factors detailed in the Risk Factors and elsewhere in the Company’s Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.
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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$861,260	$835,089	$3,217,636	$3,096,516
Cost of transportation	602,836	583,503	2,206,863	2,148,042

Net revenues	258,424	251,586	1,010,773	948,474
Operating expenses:
Personnel costs	139,777	131,542	558,227	522,015
Other selling, general and administrative expenses	100,776	92,404	356,064	337,024
EEOC legal settlement	—	—	—	(5,975)

Operating income	17,871	27,640	96,482	95,410
Nonoperating (income) expense, net	673	(2,905)	8,825	(5,147)

Income before provision for income taxes	17,198	30,545	87,657	100,557
Provision for income taxes	6,263	11,484	31,327	42,397

Net income	$10,935	$19,061	$56,330	$58,160

Basic earnings per share	$0.27	$0.48	$1.39	$1.23
Diluted earnings per share	$0.27	$0.47	$1.38	$1.22
Basic weighted-average common shares outstanding	40,647	39,912	40,465	47,442
Diluted weighted-average common shares outstanding	40,899	40,427	40,818	47,832
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EGL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash, cash equivalents, restricted cash and short-term investments	$141,422	$123,254
Trade accounts receivable, net of allowance	623,558	560,954
Other current assets	70,570	70,230

Total current assets	835,550	754,438
Property and equipment, net	188,498	185,906
Goodwill, net	112,498	113,048
Other assets, net	46,228	35,849

Total assets	$1,182,774	$1,089,241

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$12,739	$15,967
Trade payables and accrued transportation costs	373,970	342,351
Accrued expenses and other liabilities	161,341	150,166

Total current liabilities	548,050	508,484
Long-term debt	157,157	214,555
Other noncurrent liabilities	57,754	42,858
Minority interests	1,761	1,616
Shareholders’ equity	418,052	321,728

Total liabilities and shareholders’ equity	$1,182,774	$1,089,241

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Twelve Months Ended
	December 31,
	2006	2005
Cash flows from operating activities:
Net income	$56,330	$58,160
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,722	35,932
Bad debt expense	6,888	8,630
Impairment of goodwill	3,837	—
Other	9,397	3,998
Net effect of changes in working capital, net of assets acquired	(33,762)	49,374

Net cash provided by operating activities	75,412	156,094

Cash flows from investing activities:
Capital expenditures	(47,534)	(41,160)
Decrease in restricted cash	2,332	5,322
Proceeds from sales of other assets	23,607	4,327
Proceeds from property insurance	517	673
Acquisitions of businesses, net of cash acquired	(1,476)	(56)
Earnout payments	—	(4,404)
Cash received from disposal of affiliates	1,254	2,787
Other	2,109	3,148

Net cash used in investing activities:	(19,191)	(29,363)

Cash flows from financing activities:
Proceeds from issuance of debt	481,824	495,597
Repayment of debt	(547,153)	(309,297)
Issuance (repayment) of short-term debt with maturities of less than three months, net	2,825	(2,744)
Repayment of financed insurance premiums and software, net	(4,363)	(3,364)
Payments on capital lease obligations	(1,873)	(2,245)
Repurchases of common stock	—	(305,318)
Payment of financing fees	(110)	(3,454)
Issuance of common stock for employee stock purchase plan	1,237	1,135
Proceeds from exercise of stock options	15,013	21,176
Excess tax benefit of employee stock plans	5,389	—
Other	(115)	802

Net cash used in financing activities	(47,326)	(107,712)

Effect of exchange rate changes on cash	11,513	(430)

Increase in cash and cash equivalents	20,408	18,589
Cash and cash equivalents, beginning of the period	111,507	92,918

Cash and cash equivalents, end of the period	$131,915	$111,507

Fourth quarter 2006 product and geographic data and air freight statistics are available on EGL’s website,
www.eaglegl.com on the Investor Relations page.